Exhibit 5.1

                                Nixon Peabody LLP
                                Attorneys at Law
                                 Clinton Square
                                 P.O. Box 31051
                         Rochester, New York 14603-1051
                                 (585) 263-1000
                               Fax: (585) 263-1600

                                February 27, 2002


Home Properties of New York, Inc.
850 Clinton Square
Rochester, New York  14604

Gentlemen:

         We have acted as counsel to Home Properties of New York, Inc. (the "Company") in connection with the Registration Statement on Form S-3, Registration No. 333-52601, filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the prospectus, dated May 26, 1998, forming a part thereof, as supplemented by two prospectus supplements, each dated February 25, 2002, related to two offerings:
(i) the offer and sale of 398,230 shares of the Company's common stock, par value $.01 per share ("Common Stock") offered pursuant to an Underwriting Agreement ("Underwriting Agreement"), dated February 25, 2002, between Salomon Smith Barney Inc., the Company and Home Properties of New York, L.P. (the "Operating Partnership") which are to be deposited in The Equity Focus Trust-REIT Portfolio Series 2002-A, and the offer and sale of 306,372 shares of Common Stock placed by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as placement agent, with Cohen & Steers Quality Income Realty Fund, Inc. (the "Fund") pursuant to a Purchase Agreement (the "Purchase Agreement"), dated February 25, 2002, between the Fund and the Company.

         We have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and the Operating Partnership and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including
(i) the Articles of Incorporation of the Company, as amended to the date hereof,
(ii) the By-Laws of the Company, as amended to the date hereof, and (iii) certified copies of certain resolutions duly adopted by the Board of Directors of the Company.

         Based upon the foregoing, it is our opinion that the shares of Common Stock have been duly authorized, and, after the Common Stock shall have been issued and delivered as described in the Prospectuses and the consideration therefor shall have been received by the Company as described in the Underwriting Agreement and the Purchase Agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the prospectus contained in such Registration Statement.

                                              Very truly yours,

                                              /s/ Nixon Peabody LLP